Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: 858-373-1500 E-mail: info@medicinova.com Rhonda Chiger Rx Communications, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MEDICINOVA REPORTS CASH, CASH EQUIVALENTS AND SHORT-

TERM MARKETABLE SECURITIES AS OF DECEMBER 31, 2007

(UNAUDITED)

SAN DIEGO, Calif. – February 8, 2008 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced that MediciNova had approximately $70.6 million (unaudited) of cash, cash equivalents and short-term marketable securities as of December 31, 2007, of which $47.8 million in principal was invested in auction rate securities (ARS). MediciNova is providing this information in response to general market concerns toward companies with large positions in ARS and multiple inquiries made of the company regarding its ARS. MediciNova anticipates issuing its complete audited year-end financials, including the filing of its Annual Report on Form 10-K, on March 17, 2008.

The ARS held by MediciNova are securities with long-term nominal maturities for which the interest rates are reset through a “Dutch auction” each month. The monthly auctions have historically provided a liquid market for these securities. MediciNova’s investments in ARS principally represent interests in government guaranteed student loans, municipal bonds, educational institutions, insurance notes and portfolios of securities (primarily commercial paper). At December 31, 2007, $41.4 million of the ARS held by MediciNova primarily consisted of municipal securities. None of the underlying collateral for the ARS held by MediciNova consisted of sub-prime mortgages or collateralized debt obligations.

Consistent with MediciNova’s investment policy guidelines, all ARS held by MediciNova had AAA/Aaa credit ratings at the time of purchase. At December 31, 2007, primarily due to the liquidity issues experienced in global credit and capital markets, MediciNova experienced failed auctions with respect to $2.7 million of ARS that consisted of private placement securities. As a result, MediciNova lowered the carrying value of these securities to reflect prevailing market value, which resulted in no significant difference in value from the purchase price.

MediciNova closely monitors its ARS investments and will take appropriate action, as necessary, to ensure that its investment portfolio does not negatively affect the company’s financial condition.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova is developing a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of status asthmaticus, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers,

Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on the development and commercialization of two prioritized assets in its development pipeline: MN-221 for the treatment of status asthmaticus, an acute, severe asthma attack, and MN-166 for the treatment of multiple sclerosis. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s plans and strategies, future events, future performance, expectations, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” “will” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, market factors (including whether uncertainties in the credit and capital markets or a further deterioration of these markets will lead to future impairments to MediciNova’s investment portfolio), economic conditions such as interest rate and currency exchange rate fluctuations, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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